Exhibit 99.1

    York International Appoints Jeffrey Gard, Vice President Human Resources

    YORK, Pa.--(BUSINESS WIRE)--June 13, 2003--York International Corporation (NYSE:YRK) today announced that it has named Jeffrey Gard as Vice President, Human Resources. He has also been elected as an officer of the Company.
    Mr. Gard joined YORK four years ago and most recently held the position of Director of Compensation/Benefits, with worldwide responsibility for compensation, benefits and human resources data management activities. His prior experience includes over 10 years in senior HR positions as Director, Human Resources - Americas, Director Human Resources - Microelectronics Division and Director, Corporate Compensation and Benefits at Millipore Corporation.
    Prior to Millipore, Jeff worked in manufacturing and various HR positions at Waters Associates and in manufacturing at Texas Instruments. He holds a B.S. degree in Materials Science from Brown University.
    Dale Bennett, former Vice President of Human Resources, will continue in a senior leadership role to leverage the integration of YORK's global strategic initiatives.
    Commenting on the appointment, Michael R. Young, President and Chief Executive Officer said, "Jeff has extensive experience in Human Resources and a proven track record. I am confident he will provide excellent leadership in his new role."
    York International Corporation is a full-line, global manufacturer of heating, ventilating, air conditioning and refrigeration (HVAC&R) products. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The Company's products are sold in more than 125 countries and YORK has approximately 23,000 employees worldwide.

    CONTACT: York International Corporation
             David Myers, 717/771-6183